EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-121626) and related Prospectus of Fluor Corporation for the registration of $500,000,000 of common stock and/or debt securities and to the incorporation by reference therein of our reports dated March 3, 2005, with respect to the consolidated financial statements of Fluor Corporation, Fluor Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fluor Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Orange County, California
March 7, 2005